Exhibit 15.1

September 5, 2012

Lowe’s Companies, Inc.

Mooresville, North Carolina

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial information of Lowe’s Companies, Inc. and subsidiaries for the fiscal periods ended August 3, 2012 and July 29, 2011, and have issued our report dated September 4, 2012, and for the fiscal periods ended May 4, 2012 and April 29, 2011, and have issued our report dated June 5, 2012. As indicated in such reports, because we did not perform audits, we expressed no opinions on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended August 3, 2012 and May 4, 2012, respectively, are incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina